Exhibit 10.1
June 26, 2019

Spencer Doran Hole

Subject: Confirmation of Offer of Employment

Dear Doran,

This letter will serve to confirm our revised offer of employment to you with Ameresco, Inc. (the “Company”) and your acceptance of this offer. This offer is contingent upon a successful completion of your background check and drug screen. The following will outline the terms and conditions of your employment.

The position offered is Senior Vice President, Chief Financial Officer based from our office in Framingham, MA. This position will have 16B officer responsibilities.

•	Your primary responsibilities will be as follows:

•	Drive the success of the Company’s strategic operating plan and associated budget with a particular emphasis on ROI and resource allocation.

•
Focus finance department activities on contributing to a firm-wide understanding of the links between financial performance and business success. Efficiently produce appropriate financial reports and management tools.

•	Build and manage solid relationships with Wall Street, outside investors, and bankers. Partner with the CEO to develop and maintain a successful Investor Relations program.

•
Develop, enhance, and oversee the appropriate financial underpinnings to support the business as it grows. These include: Controls, Accounting, Financial Reporting, Tax, Treasury, Capital Markets, Risk Management, and administrative functions.

•	Coordinate Tax Reporting, and Investor Relations. Oversee the preparation and issuance of financial statements (i.e. annual report, 10K, 10Q, Proxy, etc.).

•
Bring the financial perspective to the strategic decision-making process by providing essential input that demonstrates the capacity to think beyond the financial implications of business decisions and gives consideration to overall business strategies and key operational issues. Synthesize information and propose business solutions to existing challenges and opportunities.

•	Focus on driving growth, innovation, and business performance, while enhancing the value of the Company. Share in responsibility with the CEO to source, raise, and place debt and equity.

•
Raise debt and equity for new development opportunities for the Company. Oversee the day-to-day management of the Finance team on developing plans for equity growth and establishing new sources of capital.

•	Direct all actions and processes relating to Investor Relations and ensure regulatory compliance.

•	Manage the Company’s relationship with lenders, investors, partners, and other members of the financial community. Establish and maintain strong banking relationships.

•	Analyze operational issues impacting functional groups and the Corporation and determine their financial impact.

•	Direct and coordinate the formulation of financial programs to provide funding for new or continuing operations to foster growth, maximize returns on investments, and increase productivity.

•
Work with the management team to improve cost efficiencies at every level of the Organization. Improve processes/methods, costing, quality, and decision-making to achieve meaningful efficiency increases.

•
Monitor ongoing revenue and expense activities, set goals, design programs for achieving and enhancing these goals, and coordinate activities between departments. Allocate resources to achieve revenue expectations and hold down or control expenses.

•	Enhance communications with all levels of em-ployees. Encourage them to pro-actively communi-cate issues that will initiate problem solving and cre-ativity.

•	Lead a team of six direct reports and approximately 40 professionals in the US, Canada, and UK.

•	Other duties as assigned

•	You will report directly to George P. Sakellaris, President & Chief Executive Officer who will also evaluate you for performance and compensation reviews on an annual basis.

•	As a salaried, exempt professional your beginning salary will be paid on a bi-weekly basis in the amount of $13,461.54.

•	On the first pay period after your date of hire you will be paid a sign on bonus in the amount of $50,000 minus applicable taxes.

•
Effective on your date of hire, you will be awarded an option to purchase 60,000 shares of Ameresco Inc. common stock subject to the terms and conditions of the Ameresco Inc. 2010 Stock Incentive Plan. The strike price will be on your date of hire and this grant will be subject to a five year vesting schedule.

Offer of Employment- Hole, Spencer Doran                                    p. 2

•
You will also be eligible to participate in the Short-Term Incentive plan where you will be eligible to receive a bonus equivalent to 40% of your annualized base salary, subject to Company and individual performance. In addition to this incentive plan, as a member of the Executive Team, you will be eligible to participate in a performance based stock option program. Stock grant and vesting schedule have yet to be determined.

•	Ameresco Inc. will assist with your relocation as follows:

•	Movement of household goods not to exceed $10,000. Ameresco Inc. will pay the moving company of your choice via direct bill.

•
$20,000 to assist with your move to Massachusetts. This can be paid as a one-time incentive payment minus applicable taxes or set up as an expense account where you would be reimbursed for expenses as you incur them.

•	Your relocation to the MA area must be complete by August 31, 2020

•
If the Company terminates your employment without Cause or you terminate your employment for Good Reason (each as defined in Exhibit A to this letter), the Company shall, for nine (9) months following such termination, (a) continue any medical, dental or vision benefits that you were enrolled in at the time of such termination at the same cost to you as if you were still employed, and (b) pay you, on a monthly basis, an amount equal to your base monthly salary in effect at the time of such termination; in each case subject to applicable withholding (collectively, “Severance Benefits”). The Company’s obligation to provide such Severance Benefits shall be contingent upon (x) the prior execution and non-revocation by you of a mutual release in a form reasonably acceptable to the Company and you within sixty (60) days following such termination, and (y) your continuing compliance with all obligations to the Company and its affiliates.

•	Should your employment end for Cause (as defined in Exhibit A), you will not be eligible for the Severance Benefits.

•
Regardless of the basis for your termination (whether without Cause, for Cause, or for Good Reason), you will be paid your regular compensation through the termination date, any unreimbursed business expenses, and all earned and vested benefits to which you may be entitled; in each case consistent with Company policies in effect at the time. Benefits will cease according to the plan terms consistent with Company policies in effect at the time.

•

•
As a condition of your employment with Ameresco, Inc. you will be required to maintain a driver's license in good standing from your state of residence and be able to access project sites by automobile.

•	Travel is required.

•	You will be eligible to participate in the same Company benefit plans under the same terms as other members of the Executive Team, including but not limited to:

Vacation: You will accrue vacation time at a rate of 6.15 hours per pay period or twenty (20) days per year in 2019. Your vacation will be prorated for 2019 based on your start date.

Group Medical and Dental:  The Company offers immediate participation in medical and dental plans sponsored by Blue Benefit and Delta Dental.  Employees currently contribute to the monthly premiums for these plans through direct payroll deductions.

Group Disability: The Company maintains short-term and long-term disability insurance for all full-time employees upon date of hire.

Group Life: Ameresco, Inc. provides life and accidental death and dismemberment insurance for full-time employees at two times the annualized value of your monthly salary. There is no cost to you for this benefit.

Flexible Spending Account: Ameresco, Inc. offers all full-time employees the opportunity to contribute to a Flexible Spending Account. Such an account enables employees to set aside and use pretax dollars from their payroll to cover medical and dental expenses not covered by health insurance and/or dependent care expenses.

401(k) Plan: All full-time employees are eligible to participate in the Ameresco, Inc. 401(k) plan. Participating employees receive a     matching contribution from the Company equivalent to 100% of the employee’s contribution for the first 6% of base wages contributed per payroll.

Employee Assistance Program: All Ameresco, Inc. employees and family members are eligible to participate in the Company employee assistance program. This free and confidential service is available 24 hours per day, 7 days per week.

Offer of Employment- Hole, Spencer Doran                                    p. 3

Expenses: You will be fully reimbursed for allowable Employee Business Expenses and for use of your personal automobile at a rate determined by IRS guidelines net of daily commute.

Holidays: In 2019 our employees will enjoy eight paid Company holidays and will accrue four floating holidays at a rate of 1.23 hours per pay period.

You have represented and warranted to Ameresco Inc. as follows: (1) You are not subject to any non-solicitation obligations with respect to any person or entity, including any past or present employer, any past, present or prospective customer, or any past or present employees of any past or present employer. (2) You are not subject to any obligation not to compete, in whole or in part, with any person or entity. (3) You are at present and will be in the future be subject to no restriction or obligation, including with respect to confidential or proprietary information, that would prevent you from working for us or restrict you in your performance of the position described in this letter. By signing this letter you re-affirm these representations, warranties, acknowledgements and affirmations (the “Representations and Warranties”).

The Representations and Warranties are material to Ameresco Inc. This offer of employment, and your continued employment, are contingent on the current and continued truthfulness and correctness of each Representation and Warranty.

Doran, I hope that these terms and conditions accurately reflect your understanding of your discussions with Ameresco Inc. We look forward to you joining Ameresco, Inc. and assisting us as we grow our team. If you have any questions, please do not hesitate to contact Lauren Rowe -Vice President Human Resources at (508) 661 2285 or lrowe@ameresco.com.

A formal acceptance of this Offer of Employment would be appreciated. If you accept and agree with the terms and conditions outlined herein, please sign, date and return a copy to Lauren Rowe, Vice President Human Resources. This offer will be withdrawn if a written response is not received by Wednesday, July 3, 2019

Sincerely,

/s/ George P. Sakellaris

George P. Sakellaris
President & Chief Executive Officer

Initial Evaluation Period: All new Ameresco, Inc. employees are hired subject to a six-month Initial Evaluation Period. During the six-month period from your date of hire, Ameresco, Inc. will evaluate your job performance and reserves the right to terminate your employment at any time during the Initial Evaluation Period.

Employment at Will: Ameresco, Inc. is an at will employer. This Offer of Employment is not in any way to be construed as an employee contract for any specific duration. Ameresco, Inc. reserves the right to terminate an employee with or without cause at any time. Nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent explicitly set forth above.

I am in agreement with the terms and conditions of employment as outlined in this letter dated June 26, 2019. My starting date will be on or about July 29, 2019.

/s/ Spencer Doran Hole         June 30, 2019
Spencer Doran Hole            Date

Exhibit A

Definitions

“Cause” shall mean (i) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), provided that a written demand for substantial performance has been delivered to you by the Company specifically identifying the manner in which the Company believes that you have not substantially performed your duties and you have not cured such failure within thirty (30) days after such demand, or (ii) you have willfully engaged in conduct which demonstrably and materially injurious to the Company, or (iii) you have materially violated policies of the Company, or (iv) you have at any time been convicted (and exhausted or foregone all appeals) of a felony, a crime of moral turpitude, or fraud. For purposes of this definition, no act or failure to act on your part shall be deemed “willful” unless done or omitted to be done by you not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

“Good Reason” shall mean that, without your written consent, the occurrence of any of the following circumstances are fully corrected prior to the date of termination:

(a)	Any material reduction in your annual base salary as stated in this offer, or as the same may be increased from time to time;

(b)
Any requirement by the Company or any person in control of the Company that the location at which you perform your principal duties for the Company be changed to a new location outside a radius of fifty (50) miles from the borders of Framingham, Massachusetts; or

(c)	Any other material breach of this Agreement by the Company or its affiliates or their respective agents following thirty (30) days notice and opportunity to cure.